Exhibit 99.1

Collegiate Funding Services, Inc. Reports Strong
2004 Fourth Quarter and Full Year Results

Student Loan Portfolio Grows 62% to $4.7 Billion

February 10, 2005, FREDERICKSBURG, VA — Collegiate Funding Services, Inc. (Nasdaq: CFSI), today reported that net income rose to $28.6 million, or $1.05 per diluted share for the full year 2004. This compared with a net loss of $7.5 million, or $0.48 per diluted share, for 2003.

For the fourth quarter ended December 31, 2004, net income rose to $17.7 million, or $0.55 per diluted share. This compared with net income of $1.2 million, or $0.06 per diluted share, for the fourth quarter of 2003.

Collegiate Funding Services’ performance in 2004 reflected a sharp rise in net revenue (up 62% for the fourth quarter and 68% year-over-year) and higher private loan originations. The Company’s Federal student loan portfolio growth is a result of its strategy to retain a significant portion of these loans.

Loan originations totaled $1.5 billion and $4.4 billion for the fourth quarter and year ended December 31, 2004, compared to $1.5 billion and $4.2 billion for the fourth quarter and year ended December 31, 2003. These totals included private loan originations of $119.1 million and $417.1 million for the 2004 fourth quarter and full year, increasing from $55.3 million and $209.3 million in the respective 2003 periods. The Company’s portfolio of federally guaranteed loans totaled $4.7 billion at December 31, 2004, compared to $2.9 billion a year earlier, a 62% increase. The total amount of student loans serviced was $10.9 billion at the end of the 2004, up 23% from $8.9 billion at December 31, 2003.

“Collegiate Funding Services’ earnings growth reflects the success of our strategies to build on our unique direct-to-consumer expertise, diversify our product offerings and to retain a significant percentage of our loan originations,” noted J. Barry Morrow, president and chief executive officer of Collegiate Funding Services, Inc. Mr. Morrow added that the Company expanded its marketing channels during 2004 by forming relationships with 330 additional colleges and universities and other affinity partners bringing total relationships to 1,048 versus 718 at the end of 2003.

Full Year Financial Highlights
Net revenue was $198.4 million for 2004, up 68% from $118.2 million in the same period of 2003. This improvement reflects increases in net interest income of 186%, to $62.9 million, and increases in fee income of 38%, to $136.4 million.

Total expenses were $142.9 million in 2004, compared to $119.6 million last year. Excluding one-time charges of $2.5 million related to the completion of the initial public offering and termination of the Company’s former headquarters lease in the third quarter of 2004 and $4.8 million for debt extinguishment in the fourth quarter of 2003, total expenses were up $25.6 million. This rise in expenses was primarily the result of higher marketing and mailing costs, as well as increased salaries attributable to the April 2004 acquisition of Y2M. The net effect of derivative instruments was income of $2.1 million in 2004, versus expense of $5.3 million in the year-ago period.

Fourth Quarter Financial Highlights
Net revenue was $66.6 million in the 2004 fourth quarter, up 62% from $41.1 million in the same period of 2003. This improvement reflected increases in net interest income and fee income. Net interest income rose 66%, to $16.9 million for the recent quarter from $10.2 million in the same period of 2003. Fee income was $50.4 million for the 2004 fourth quarter, 57% higher than the $32.1 million reported in the same period last year.

Total expenses were $37.1 million in the fourth quarter of 2004, compared with $37.3 million for the same quarter last year. Excluding one-time charges of $4.8 million in 2003 for debt extinguishment, total expenses were up $4.6 million. The Company noted that marketing expenses in the 2004 fourth quarter were within expectations, declining by $5.9 million from the 2004 third quarter, a seasonally higher quarter for marketing expenses. The net effect of derivative instruments was income of $0.5 million in the 2004 fourth quarter, versus expense of $1.1 million in the year-ago period.

Conference Call Information
Collegiate Funding Services will conduct a conference call and webcast at 10:30 a.m. Eastern Time on Thursday, February 10, 2005, to discuss these financial results. Investors may access the webcast on the Company’s website at www.cfsloans.com by clicking on “Investor Relations”, or at www.fulldisclosure.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by telephone by dialing 800-299-9086 (international callers dial 617-786-2903) and using the passcode 52314333.

A replay of the webcast will be available approximately 2 hours after the completion of the call and will be accessible on the Company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 22326518.

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services — including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools — to the higher education community. Since 1998, Collegiate Funding Services has facilitated the origination of over $18 billion in education loans, and currently manages nearly $11 billion in student loans for more than 430,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition are changes in terms, regulations, and laws effecting student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in interest rates and in the securitization or secondary markets for education loans.

There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this release. Important factors that could cause the Company’s actual results to differ materially from the forward-looking statements the Company makes in this release are set forth in Exhibit 99.1 “Risk Factors” to the Company’s Form 10-Q for the Quarter Ended September 30, 2004. The Company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the Company has an obligation to do so under the federal securities laws. With respect to forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact:	Media Contact:
Edward Nebb	Heather Gartman
Euro RSCG Magnet	Zeno Group
Tel: (212) 367-6848	Tel: (202) 336-7969
Cell: (203) 807-1266	Cell: (301) 651-7107
ed.nebb@eurorscg.com	heather.gartman@zenogroup.com

# # #

COLLEGIATE FUNDING SERVICES, INC.
(dollars in thousands, except per share data)

Condensed Statements of Income	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenue
Interest income	$44,721	$21,171	$139,517	$61,846
Interest expense	27,773	10,961	76,611	39,871
Net interest income	16,948	10,210	62,906	21,975
Provision for loan losses	769	1,254	955	2,357
Net interest income after provision for loan losses	16,179	8,956	61,951	19,618
Fee income	50,376	32,087	136,435	98,558
Net revenue	66,555	41,043	198,386	118,176
Expenses
Salaries and related benefits	16,390	14,642	63,966	54,640
Marketing and mailing costs	11,646	7,835	46,459	25,006
Other selling, general and administrative expenses	9,539	8,922	34,575	29,797
Swap interest	(874)	1,220	3,374	3,439
Derivative and investment mark-to-market (income) expense	422	(102)	(5,447)	1,862
Debt extinguishment	—	4,824	—	4,824
Total expenses	37,123	37,341	142,927	119,568
Income (loss) before income tax provision (benefit) and accretion of dividends on preferred stock	29,432	3,702	55,459	(1,392)
Income tax provision (benefit)	11,702	522	22,016	(196)
Income (loss) before accretion of dividends	17,730	3,180	33,443	(1,196)
Accretion of dividends on preferred stock	—	1,960	4,815	6,255
Net income (loss)	$17,730	$1,220	$28,628	$(7,451)
Earnings (loss) per common share, basic	$0.58	$0.06	$1.13	$(0.48)
Earnings (loss) per common share, diluted	$0.55	$0.06	$1.05	$(0.48)
Weighted average common share outstanding, basic	30,502,773	19,288,117	25,399,853	15,420,842
Weighted average common share outstanding, diluted	32,295,120	20,707,216	27,229,266	15,420,842

Condensed Balance Sheets	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$12,925	$14,436
Restricted cash	80,128	105,355
Student loans, net of allowance of $4,961 and $4,136, respectively	4,659,842	2,856,428
Goodwill	188,729	160,705
Other assets	101,167	55,358

Total assets	$5,042,791	$3,192,282
Liabilities, preferred stock of consolidated subsidiary and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$4,782,670	$3,000,866
Other debt obligations, net	14,486	40,531
Other liabilities	53,923	36,558

Total liabilities	4,851,079	3,077,955
Preferred stock of consolidated subsidiary	—	89,136
Stockholders’ equity	191,712	25,191

Total liabilities, preferred stock of consolidated subsidiary and stockholders’ equity	$5,042,791	$3,192,282

Other Data	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Originations:
FFELP loans retained	$652,547	$868,027	$2,000,416	$1,977,934
FFELP loans sold	720,548	596,349	1,994,801	1,988,910
Private loans sold	119,126	55,341	417,091	209,312
Total volume	$1,492,221	$1,519,717	$4,412,308	$4,176,156
Average student loans	$4,342,261	$2,380,868	$3,758,153	$1,638,285
Average asset-backed notes and lines of credit	4,491,591	2,560,009	3,936,086	1,963,413
Student loans serviced (at end of period)*	10,949,323	8,906,303	10,949,323	8,906,303

* Collegiate Funding Services acquired its servicing operations in April 2003.